Exhibit 2.2

EXTENSION AGREEMENT

Reference is made to that certain MERGER AGREEMENT (“Merger Agreement”) dated February 7, 2006 by and among UNITY WIRELESS CORPORATION, a Delaware corporation having its Canada office at 438 Fraser Park Drive, Burnaby, BC Canada V5J 5B9 and its US office at 1313 East Maple Street, Suite 415, Bellingham Washington 98225, UNITY WIRELESS MICROWAVE SYSTEMS LTD., an Israeli corporation, and AVANTRY LTD., having its principal office at New Industrial Park, Building 7, Yokneam Illit 20962 Israel. All capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

The following sections of the Merger Agreement, and the following exhibits to the Merger Agreement, are hereby amended:

1.

Section 3(b), as heretofore amended, is further amended to change the dates from “April 15, 2006” to “June 12, 2006” and “April 30, 2006” to “June 27, 2006”.

2.

Section 3(c), as heretofore amended, is further amended to change the date from “April 15, 2006” to “June 12, 2006”.

3.

Section 1(a) of Exhibit 1(b), as heretofore amended, is amended to change the Maturity Date of the Notes from “April 15, 2007” to “June 12, 2007”.

4.

Section 2 of Exhibit 1(b)(ii),  as heretofore amended, is hereby amended to change the date by which the Company is to file a registration statement for the shares issued and issuable on exercise of the Warrants from “June 1, 2006” to “November 15, 2006”.

Except as amended hereby, the Agreement is in all other respects ratified and confirmed.

Dated as of: __________, 2006

AVANTRY LTD.

By ____________________________

UNITY WIRELESS CORPORATION

By: __________

Name: Ilan Kenig

Title: Chief Executive Officer

UNITY WIRELESS MICROWAVE SYSTEMS LTD.

By: __________

Name: Ilan Kenig

Title: Chief Executive Officer